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                                                            Exhibit 4
                                                         HEI, Inc.
                                                         Box 5000
                                                         1495 Steiger Lake Lane
                                                         Victoria, MN 55386
                                                         (612) 443-2500
                                                         Fax (612) 443-2668

April 15, 1998

Dear Shareholder:

You may have recently received a number of communications concerning the tender offer of Fant Industries, Inc. and Anthony J. Fant for 11.5% of HEI's outstanding shares and his requirement that the Board GIVE HIM CONTROL of HEI's Board and the Company's assets AS A CONDITION TO THE OFFER. FUNDAMENTALLY, WE BELIEVE THAT A CHANGE IN CONTROL OF THE BOARD UNDER THESE CIRCUMSTANCES SHOULD BE DECIDED BY THE SHAREHOLDERS, AFTER RECEIPT OF FULL DISCLOSURE AND A FULL OPPORTUNITY TO EVALUATE THEIR CHOICES, NOT BY THE BOARD.

Mr. Fant has a right to demand a shareholders meeting and, if he does so, your Board will respond in accordance with applicable law. Under the federal proxy rules, we are presently constrained from replying to many of the statements and claims of Mr. Fant. WE WANT TO ASSURE YOU, HOWEVER, THAT THERE WILL BE PLENTY OF TIME AND OPPORTUNITY FOR US TO ANSWER YOUR QUESTIONS AND FOR EACH OF US TO MAKE OUR CASE IN ACCORDANCE WITH THESE RULES. We assure you that within the constraints imposed by Minnesota law, we will take the time necessary in order to communicate fully with you regarding this matter, to consider alternatives and to give you the time necessary to make a decision without undue time pressure.

We thank you for your interest and patience and look forward to communicating with you further. We urge you not to tender into the offer for the reasons stated in our communication of March 20, 1998, including, among other things, that the offer is for only 11.5% of the Company's shares and that the offer is subject to numerous conditions, including the requirement that the Board give him control of the Company--a decision that the Board believes under the circumstances should be made by the shareholders. We remind you that you have the legal right to withdraw your tendered shares.

Thank you.

Sincerely,

HEI, Inc. Board of Directors
       Robert L. Brueck
       Eugene W. Courtney
       William R. Franta
       Frederick M. Zimmerman